Exhibit 3.1.1

CERTIFICATE OF OWNERSHIP AND MERGER

MERGING

BIOCEPT, INC.,

a California corporation

INTO

BIOCEPT, INC.,

a Delaware corporation

Pursuant to Section 253 of the Delaware General Corporation Law

Biocept, Inc. (“Parent”), a corporation incorporated on May 12, 1997, pursuant to the provisions of the California Corporations Code, DOES HEREBY CERTIFY that

A.	Parent owns 100% of the capital stock of Biocept, Inc. (“Subsidiary”), a corporation incorporated on June 28, 2013 pursuant to the provisions of the Delaware General Corporation Law; and

B.	Parent’s Board of Directors adopted resolutions, by Action by Unanimous Written Consent dated July 23, 2013, to merge Parent with and into said Subsidiary, which resolutions (in pertinent part) are as follows:

“WHEREAS, this Corporation (“Parent”) lawfully owns all the issued and outstanding shares of Biocept, Inc., a Delaware corporation (“Subsidiary”);

WHEREAS, this Corporation desires to merge the Corporation with and into Subsidiary pursuant to the laws of the state of Delaware and the state of California (the “Merger”);

WHEREAS, in connection with such Merger, Subsidiary will be the surviving corporation and shall thereby be possessed of all the assets, estate, property, rights, privileges and franchises of this Corporation and shall thereby assume all of the obligations and liabilities of this Corporation; and

WHEREAS, it is deemed in the best interests of this Corporation to approve the merger of the Corporation with and into Subsidiary;

NOW, THEREFORE, BE IT RESOLVED that subject to prior approval of the principal terms of the Plan of Merger (which is set forth in the following resolution) by the shareholders of this Corporation as required by California law, this Corporation shall merge with and into Subsidiary in accordance with such Plan of Merger and Subsidiary shall assume all this Corporation’s liabilities and obligations pursuant to Section 253 of the Delaware General Corporation Law and Section 1110 of the California Corporations Code;

RESOLVED FURTHER, that the following Plan of Merger is hereby approved and adopted:

1. Biocept, Inc., a California corporation (“Parent”) owns 100% of the outstanding shares of Biocept, Inc., a Delaware corporation (“Subsidiary”).

2. Pursuant to this Plan of Merger, Parent shall be merged with and into Subsidiary (the “Merger”), and Subsidiary shall be the surviving corporation in the Merger and shall thereby be possessed of all the assets, estate, property, rights, privileges and franchises of Parent and shall thereby assume all of the obligations and liabilities of Parent.

3. The Merger shall be effectuated by Parent filing a Certificate of Ownership with the Secretary of State of California and a Certificate of Ownership and Merger with the Secretary of State of Delaware.

4. Upon consummation of the Merger, each outstanding stock option, restricted stock unit, warrant or convertible note of Parent shall become exercisable or convertible, as the case may be, for the same number of shares of Common Stock of Subsidiary as the number of shares of Common Stock of Parent for which it had as of immediately before the Merger been exercisable or convertible or, as applicable, for the same number of shares of Series A Preferred Stock of Subsidiary as the number of shares of Series A Preferred Stock of Parent (or other series of Preferred Stock of Parent) for which it had as of immediately before the Merger been exercisable or convertible; and shall otherwise be unchanged.

5. Upon consummation of the Merger, each stock option plan or other compensatory or benefit plan of Subsidiary shall become a such plan of Subsidiary, and Subsidiary shall assume each such plan, unchanged except to refer to Subsidiary rather than to Parent and to refer to the same number of shares of Common Stock of Subsidiary as the number of shares of Common Stock of Parent which it had referred to as of immediately before the Merger or, as applicable, to refer to the same number of shares of Series A Preferred Stock of Subsidiary as the number of shares of Series A Preferred Stock of Parent (or other series of Preferred Stock of Parent) which it had referred to as of immediately before the Merger.

6. Upon consummation of the Merger, each previously-outstanding share of Subsidiary shall be cancelled without consideration.

7. Upon consummation of the Merger, each outstanding share of Common Stock of Parent shall be converted into one share of Common Stock of Subsidiary and each outstanding share of Series A Preferred Stock of Parent shall be converted into one share of Series A Preferred Stock of Subsidiary.

8. Each holder of shares of Parent shall thereupon surrender the share certificate or certificates theretofore representing such shares to Parent and shall upon such surrender become entitled to receive, in exchange therefor, a certificate or certificates representing (or an uncertificated book entry or entries representing) the number of shares of common stock of Subsidiary into which shares of Parent theretofore represented by the certificate or certificates so surrendered shall have been converted pursuant to this Plan of Merger. Each share of Common Stock or Series A Preferred Stock of Subsidiary shall continue to be subject to all restrictions on transfer to which its predecessor share of Parent Common Stock or Series A Preferred Stock had been subject (including market standoff agreements), and Subsidiary shall be entitled to impose certificate legends, book-entry notations and/or stop-transfer orders to reflect such restrictions.

RESOLVED FURTHER, that the officers of the Corporation be, and each of them hereby is, authorized at any time and from time to time to do and perform any and all acts or things, including, without limitation, the execution, delivery, acknowledgement and/or filing of any and all further agreements, documents, certificates, instruments or papers of whatever kind or nature, which such officers or any of them may consider necessary or appropriate to carry out the purposes of the foregoing resolutions; and the performance of such other acts and things by any of such officers shall evidence conclusively and for all purposes that such officer or officers considered the same to be necessary or appropriate as aforesaid and that such act or thing so done or performed was hereby authorized; and that all such acts or things heretofore performed by the officers of this Corporation are hereby ratified, confirmed and approved.”

and

C.	Parent’s shareholders approved pursuant to applicable California law the principal terms of the Plan of Merger as set forth above in such Board of Directors resolutions; and

D.	The proposed Merger has been adopted, approved, certified, executed and acknowledged by Parent in accordance with the laws of the State of California.

IN WITNESS THEREOF, Parent has caused this Certificate of Ownership and Merger to be signed by its duly authorized officer, named below, on this 29th day of July, 2013.

Biocept, Inc.

By:	/s/ William Kachioff
William Kachioff, Senior Vice President and Secretary

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